Exhibit 99.1

TO: all-users@wish.com

FROM: Joe Yan

TIME: 6:00 AM PT / 9:00 AM ET

DATE: Jan 31, 2023

RE: Restructuring Wish

Team,

I have some difficult news. Today we will have up to 150 team members leave Wish. Some employees will be leaving as a part of our annual review process, and others will be leaving as we look to reduce costs in non-business critical areas.

We’ve worked tirelessly to prevent this from happening. But, at the same time, we’re determined to do what is necessary to create a sustainable and secure future for Wish—even during times of economic uncertainty.

Like many other companies, the extraordinary economic circumstances of the past few years have had a significant impact on our business. To create a more recession-proof company, we must closely watch our spending and continue to drive operational efficiency. This will lead to more sustainable growth and profitability. Our 2023 top-level initiatives reflect this strategy, and today we have to restructure to sharpen our focus during our turnaround journey.

If this change directly impacts you, we will do our best to support you. We have prepared separation packages and access to additional services to help you find the next step in your career as soon as possible. We are grateful for everything you’ve done at Wish.

If you can, focus on supporting one another. For many of us, helping during a transition like this can be helpful and meaningful. If you see a chance to make someone’s day a little easier or a little better, do it. The more we help each other, the more successful we will be, regardless of where we work.

Joe